Exhibit 99.2
Cindy Christy, President and COO of Asurion Corporation, Joins Dun & Bradstreet Board of Directors

SHORT HILLS, N.J. - Aug. 5, 2015 - Dun & Bradstreet (NYSE: DNB) announced today the appointment of Cindy Christy, president and chief operating officer of Asurion Corporation, to the company’s Board of Directors, effective immediately.
In this role, Christy will share her broad experience and functional expertise with management in the areas of product development, operations, compliance, market research, management, strategy, and sales.
“Cindy is a highly accomplished leader who excels in product strategy and partnership development,” said Bob Carrigan, president and CEO of Dun & Bradstreet. “Cindy’s current role at Asurion and prior experiences bring to the board a results-oriented approach with broad functional experience in product management, operations, marketing, strategy and sales. Her track record of successfully implementing business strategy to achieve excellent financial results will be an asset to Dun & Bradstreet as we continue to develop new opportunities.”
“Cindy has a talent for acting as a change agent and guiding large organizations and operations through new endeavors,” said Christopher Coughlin, chairman of the board, Dun & Bradstreet. “With years of experience in telecom, and understanding first-hand how changing technology can impact business and the customer value proposition, she will serve as a strong addition to the board as Dun & Bradstreet continues to move forward and bring new value to its customers.”
Prior to joining Asurion Corporation in 2008, Cindy held several executive positions with Alcatel-Lucent including President of the Americas Region, President of Lucent Technologies’ Network Solutions Group, President Mobility Solutions Group and COO of the Wireless Networks Group. Cindy began her career with AT&T in 1988, where she held several leadership positions in marketing and product management.

“I’m honored to be joining the board at Dun & Bradstreet, a company with nearly 175 years of history that is focused on helping companies grow relationships through the power of data,” Christy said. “I look forward to working with the board and the management team as they continue to lead Dun & Bradstreet’s growth and success.”
Christy currently sits on the board of directors of Crown Castle International Corporation, which provides broadcast, data and wireless communications infrastructure services in the United States and Puerto Rico, and she previously served on the CTIA, the Wireless Association board of directors while at Lucent Technologies, Inc.
ABOUT DUN & BRADSTREET
Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBus
###
Contacts:
Media
Deborah McBride
Dun & Bradstreet
973-921-5714
mcbrided@dnb.com

Tim Omaggio
Asurion Corporation
908 -547-3742
tim.omaggio@asurion.com

Investors
Kathy Guinnessey
Dun & Bradstreet
(973) 921-5892
Kathy.guinnessey@dnb.com